Exhibit 5.1

Cira Centre 2929 Arch Street Philadelphia, PA 19104-2808 +1 215 994 4000 Main +1 215 994 2222 Fax www.dechert.com

October 8, 2013

B&G Foods, Inc.
Four Gatehall Drive, Suite 110
Parsippany, NJ 07054

Re:                           B&G Foods, Inc.
Registration Statement on Form S-3

Gentlemen:

We have acted as special counsel to B&G Foods, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) filed today with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale by the selling stockholder identified in the Registration Statement of up to 572,546 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”).  This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act, and no opinion is expressed herein as to any matter other than as to the validity of the Common Stock as set forth below.

In rendering the opinion expressed below, we have examined originals, or copies otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion, including the Registration Statement, the Company’s Second Amended and Restated Certificate of Incorporation and the Company’s Bylaws, as amended and restated through February 27, 2013.

As to the facts on which this opinion is based, we have relied upon certificates of public officials, certificates and written statements of officers and representations of the Company.  In making our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to all original documents submitted to us as copies.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware and we express no opinion herein concerning any other laws, rules or regulations (including, without limitation, the application of the securities or “blue sky” laws of any state to the offer and/or sale of the Common Stock).

B&G Foods, Inc. October 8, 2013 Page 2

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the shares of Common Stock are validly issued, fully paid and non-assessable.

We assume no obligation to advise you of any change in any applicable law or in facts or circumstances which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein, under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP